UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Penske Automotive Group, Inc.
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Penske Automotive Group 2014 Proxy Statement

Annual Meeting of Stockholders
The Annual Meeting of Stockholders of
Penske Automotive Group, Inc. will be held May 2, 2014
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 2, 2014, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.

The agenda for this year's annual meeting includes the annual election of directors, ratification of the selection of our independent auditing firm and an advisory vote regarding our executive officer compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the ratification of our independent auditors and FOR approval of our executive officer compensation. Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.

We have elected to deliver our proxy materials to our stockholders over the Internet. This delivery process provides stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about March 17, 2014, we will mail to our stockholders a notice of internet availability of proxy materials containing instructions on how to access our 2014 proxy statement and 2013 annual report to stockholders. This notice also provides instructions on how to vote online or by telephone and includes information on how to request a paper copy of the proxy materials by mail.

The annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,
/s/ Roger S. Penske
Roger S. Penske Chairman of the Board and Chief Executive Officer
Bloomfield Hills, Michigan March 10, 2014

Penske Automotive Group, Inc.

Notice of 2014 Annual Meeting of Stockholders

Date:	May 2, 2014
Time:	8:00 a.m. Eastern Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 7, 2014. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Items of business:

•

To elect twelve directors to serve until the next annual meeting

•

To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2014

•

To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers

•

To transact other business that may properly come before the Annual Meeting

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 2, 2014. Our Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.envisionreports.com/pag.

By order of the Board of Directors

/s/ Shane M. Spradlin
 Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan
March 10, 2014

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 2, 2014
Time:	8:00 a.m. Eastern Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 7, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission to meeting:	Proof of share ownership will be required to enter the Penske Automotive Annual Meeting — see "Information about Attending the meeting" on page 38 for details.

Meeting agenda

•
Election of twelve directors
•
Ratification of Deloitte & Touche LLP as our independent auditor for 2014
•
Advisory vote on executive compensation
•
Transact other business that may properly come before the meeting

Voting matters and vote recommendation

Matter	&zwsp;	Board vote recommendation	&zwsp;	Page Reference
Election of directors		For each director nominee		Page 5

Ratification of Deloitte & Touche LLP as our independent auditor for 2014	&zwsp;	For	&zwsp;	Page 13
Advisory vote on executive compensation		For		Page 16

Our director nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name		Age		Director since		Occupation		Independent		Committee Memberships
										AC		CC		NCG		EC
John D. Barr		66		2002		Chairman Papa Murphy's International		•		F
Michael R. Eisenson	&zwsp;	58	&zwsp;	1993	&zwsp;	Managing Director & CEO Charlesbank Capital Partners	&zwsp;	•	&zwsp;	C, F	&zwsp;		&zwsp;		&zwsp;	M

Robert H. Kurnick, Jr.		52		2006		President, Penske Automotive Group										M

William J. Lovejoy	&zwsp;	73	&zwsp;	2004	&zwsp;	General Manager Lovejoy & Associates	&zwsp;	•	&zwsp;		&zwsp;	M	&zwsp;		&zwsp;

Kimberly J. McWaters		49		2004		CEO, Universal Technical Institute		•						C

Yoshimi Namba	&zwsp;	48	&zwsp;	2010	&zwsp;	Sr. Vice President — International Business Development Penske Automotive Group	&zwsp;		&zwsp;		&zwsp;		&zwsp;		&zwsp;

Lucio A. Noto		75		2001		Retired Vice Chairman ExxonMobil Corporation										M

Greg Penske	&zwsp;	51	&zwsp;	n/a	&zwsp;	Chairman and CEO Penske Motor Group	&zwsp;		&zwsp;		&zwsp;		&zwsp;		&zwsp;

Roger S. Penske		77		1999		Chairman and CEO Penske Automotive Group										C

Sandra E. Pierce	&zwsp;	55	&zwsp;	2012	&zwsp;	Vice-Chairman FirstMerit Corporation	&zwsp;	•	&zwsp;		&zwsp;	M	&zwsp;	M	&zwsp;

Ronald G. Steinhart		73		2001		Retired Chairman and CEO Commercial Bank Group Bank One Corporation		•		F

H. Brian Thompson	&zwsp;	74	&zwsp;	2002	&zwsp;	Executive Chairman Global Telecom & Technology	&zwsp;	•	&zwsp;		&zwsp;	C	&zwsp;	M	&zwsp;	M

AC	Audit Committee	C	Chair
CC	Compensation and Management Development Committee	F	Financial expert
NCG	Nominating and Corporate Governance Committee	M	Member
EC	Executive Committee

Attendance

Each nominee who is a current director attended at least 85% of meetings of the Board and of the committees of which he or she was a member in 2013.

Auditors

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche as our independent auditor for 2014. Set forth below is summary information with respect to 2013 auditor fees.

	Deloitte	KPMG

Audit Fees	$1,250,000	$979,400
Audit Related Fees	81,500	36,000
Tax Fees
Tax Compliance	50,000	—
Other Tax Fees	470,750	—

		—
All Other Fees	—	9,600

Total Fees	$1,852,250	$1,025,000

Executive Compensation

We ask that our stockholders annually approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interest with those of our stockholders and motivating the executives to remain with the Company for long and productive careers. In 2013, over 98% of the votes cast by our stockholders approved our 2012 executive compensation and there have not been significant changes to the elements of our executive compensation in 2013.

2013 Compensation Summary

Set forth below is the 2013 compensation for each named executive officer as determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	1,200,000	—	3,600,000	&zwsp; (2)	305,569	&zwsp; (3)	5,105,569
Chief Executive Officer

Robert H. Kurnick, Jr.	700,000	—	700,000	&zwsp; (4)	96,580	&zwsp; (5)	1,496,580
President

David K. Jones	427,884	210,000	316,168		62,487	&zwsp; (6)	1,016,539
Executive Vice President & Chief Financial Officer

Calvin C. Sharp	435,000	115,000	136,338		56,834	&zwsp; (7)	743,172
Executive Vice President — Human Resources

Shane M. Spradlin	450,000	210,000	305,420		53,361	&zwsp; (8)	1,018,781
Executive Vice President, General Counsel & Sec.

Please see the footnote references beginning on page 26 for further information regarding our named executive officer compensation.

Proxy statement table of contents

Questions about the Meeting

Q.    What am I voting on?

A.	Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2014
	Proposal 3:	Advisory vote regarding executive compensation

Q.    Who can vote?

A.    Our stockholders as of the close of business on the record date, March 7, 2014, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 7, 2014, there were 90,552,058 shares of our common stock outstanding.

Q.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.    As permitted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 17, 2014, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the annual meeting.

Q.    How can I get electronic access to the proxy materials?

A.    The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Q.    What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A.    Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

Q.    How do I vote my shares?

A.    If you are a stockholder of record or a participant in the Company's stock fund within our Company 401(k) plan (the "401(k) plan"), you may vote in any of the following ways:

  By Internet. You may vote online by accessing www.envisionreports.com/pag and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

  By Telephone. In the U.S., you may vote by calling toll free 1-800-652-VOTE (1-800-652-8683) and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

  By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 1, 2014.

  In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

A.    If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

  By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

  By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

  By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 1, 2014.

  In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our Company 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on Thursday, May 1, 2014. For shares held by the stock fund within the Company's 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on Tuesday, April 29, 2014.

Q.    Can I change my mind after I vote?

A.    You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.    What if I return my proxy card but do not provide voting instructions?

A.    Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, (2) FOR the ratification of our independent auditors, (3) FOR approval of our executive officer compensation and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.    Will my shares be voted if I do not provide my proxy instruction form?

A.    If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. Under these rules, only the proposal to ratify our independent auditing firm is a "routine matter" being voted on by our stockholders this year.

Q.    May stockholders ask questions at the meeting?

A.    Yes. Our representatives will answer stockholders' questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.    How many votes must be present to hold the meeting?

A.    Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 7, 2014 must be present in person or by proxy at the meeting (45,276,030). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.    How many votes are needed to approve the proposals?

A.    Regarding proposal 1, the twelve nominees receiving the highest number of "For" votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking "Abstain" on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposals 2 and 3, each measure will pass if it receives the affirmative vote of a majority of the votes cast. On these items, abstentions and broker non-votes will not be counted in determining the number of votes cast.

Proposal 1 — Election of Directors

The first proposal to be voted on at the annual meeting will be the election of twelve director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve a one-year term. Mr. Rich Peters, one of our current directors, is not standing for reelection. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See "Related Party Transactions" for a description of this stockholders agreement.

Penske Corporation recommended Greg Penske (Roger S. Penske's son) to our Nominating and Corporate Governance Committee as a candidate for election to our Board of Directors at the 2014 annual meeting. Penske Corporation has also informed us that it intends to recommend Greg Penske for re-election to our Board at the 2015 and 2016 annual meetings. Beginning in 2017, in lieu of Greg Penske, Penske Corporation presently intends to recommend one of Mr. Penske's other sons, Roger Penske, Jr., to the Nominating and Corporate Governance Committee for nomination as a candidate for election to our Board at the 2017, 2018 and 2019 annual meetings. It is expected that Mr. Penske, Jr. will serve as an advisory committee member of Penske Truck Leasing (PTL) for 2014, 2015 and 2016 and it is expected that Greg Penske will step down from our Board at the 2017 annual meeting and will serve as an advisory committee member of PTL beginning in 2017.

Director Nominees.     Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to Penske Automotive Group and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for Penske Automotive Group matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive Group, willingness to contribute special competence to board activities, accomplishments within the director's respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board's career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee's overall service to Penske Automotive Group during the previous term, each nominee's personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote "FOR" Each of the Following Nominees:

 John D. Barr  —  Chairman, Papa Murphy's International Inc. Mr. Barr, 66, has served as a director since December 2002. Mr. Barr has been the Chairman of Papa Murphy's International Inc., a take-and-bake pizza chain, since September 2009 and was its Chief Executive Officer from April 2005 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of

Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. In the previous five years, Mr. Barr was formerly a director of Clean Harbors, Inc. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as CEO of Papa Murphy's International.

Michael R. Eisenson  —  Managing Director and CEO of Charlesbank Capital Partners LLC Mr. Eisenson, 58, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Blueknight Energy Partners, L.P., Montpelier RE Holdings Ltd. and a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Animal Health International, Inc., Catlin Group Limited and CIFC Corp. Individual experience: Familiarity with all of the Company's key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success serving as our audit committee chairman.

Robert H. Kurnick, Jr.  —  President of Penske Automotive Group

Mr. Kurnick, Jr., 52, has served as our President since April 2008. From March 2006 to April 2008 he served as our Vice Chairman and has been a director since May 2006. He also serves as President and a director of Penske Corporation, which he joined in 1995. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company's key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as President of Penske Corporation.

William J. Lovejoy  —  General Manager of Lovejoy & Associates

Mr. Lovejoy, 73, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as General Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation ("GMAC") and ultimately President of GMAC in 1990. Mr. Lovejoy also serves on the Advisory Board of On My Own of Michigan. Individual experience: Extensive automotive industry experience with General Motors, including its sales and service and parts operations; automotive finance experience culminating with experience as President of GMAC; breadth of knowledge concerning issues affecting our Company.

Kimberly J. McWaters  —  CEO of Universal Technical Institute, Inc.

Ms. McWaters, 49, has served as a director since December 2004. Ms. McWaters has served as CEO of Universal Technical Institute, Inc. ("UTI"), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians, since October 2003, as Chairman of the Board of UTI since December 9, 2013 and as a director on UTI's board since February 2005. From February 2000 to February 2011, Ms. McWaters served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing. Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

 Yoshimi Namba  —  Senior Vice President, International Business Development of Penske Automotive Group

Mr. Namba, 48, has served as a director and our Senior Vice President — International Business Development since October 2010. Mr. Namba is currently an employee of Mitsui & Co., Ltd. (Japan) and has held several positions with Mitsui since August 2001. Mr. Namba served as the Deputy General Manager of Mitsui's Second Motor Vehicles Division from June 2010 to October 2010. From May 2009 to June 2010, he served as the General Manager of Mitsui's Mining and Construction Machinery First Department. From November 2005 to May 2009, Mr. Namba first served as the Deputy General Manager and then the General Manager of Mitsui's Yamaha Business Department. Mr. Namba began his career at Mitsui in August 2001 serving as the Chief Operating Officer and Vice President of its PT Bussan Auto Finance (Indonesia) subsidiary until November 2005. Individual experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company's second largest stockholder.

Lucio A. Noto  —  Retired Vice Chairman of ExxonMobil Corporation

Mr. Noto, 75, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of RHJ International SA, Philip Morris International, an Emeritus member of Temasek's International Advisory Panel, and was formerly a director of Commercial International Bank of Egypt in the previous five years. Individual experience: Extensive oil industry experience culminating with appointments as CEO of Mobil Corporation and Vice Chairman of ExxonMobil Corporation; breadth of knowledge concerning issues affecting our Company; experience as an executive and a director of some of the world's leading global corporations.

Greg Penske  —  Chairman of the Board and CEO of Penske Motor Group

Mr. Penske, 51, has been the Chairman and Chief Executive Officer of Penske Motor Group, LLC, an automotive group that includes Longo Toyota, the largest automotive retail dealership in the United States by volume, since 1993. From 1997 to 1999 he was the President and CEO of Penske Motorsports, a publicly traded company which operated racetracks in the U.S. Mr. Penske currently serves as a director of Penske Corporation. In the last five years, he has been a director of Ares Capital Corporation. Mr. Penske is the son of our Chief Executive Officer, Roger S. Penske. Individual experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company's key operations through Penske Corporation directorship.

Roger S. Penske  —  Chairman of the Board and CEO of Penske Automotive Group

Mr. Penske, 77, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Board of Directors of Universal Technical Institute, and was formerly a director of General Electric Company and Internet Brands, Inc. in the previous five years. Mr. Penske also is Vice Chairman of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company's key operations; experience as an executive and a director of some of the world's leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

 Sandra E. Pierce  —  Vice Chairman of FirstMerit Corporation and Chairman and CEO of FirstMerit Michigan

Ms. Pierce, 55, has served as a director since December 2012. Since February 1, 2013, Ms. Pierce has served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of Royal Bank of Scotland ("RBS"). In that role, she was responsible for the bank's commercial banking business, overseeing all state bank activities and was involved in local marketing and community giving. From July through December 2012, Ms. Pierce was a consultant for RBS. In addition, Ms. Pierce was the Regional Executive for the Midwest, overseeing activities in Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce has performed leadership duties with numerous civic organizations, including Chairman and Trustee of Henry Ford Health System, Inc. since January 2012. Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on private company boards and demonstrated commitment to civic works.

Ronald G. Steinhart  —  Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Mr. Steinhart, 73, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Southcross Energy Partners, L.P., Susser Holdings Corporation and Texas Industries Inc. In the previous five years, Mr. Steinhart formerly served as a director of Animal Health International, Inc. and as a Trustee of the MFS/Compass Group of mutual funds. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson  —  Executive Chairman of Global Telecom & Technology (GTT)

Mr. Thompson, 74, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT). Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc., Pendrell Corporation, and Sonus Networks, Inc. Mr. Thompson received his MBA from Harvard's Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

Our Corporate Governance

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

John D. Barr	M	F
Michael R. Eisenson	M	C, F			M
Robert H. Kurnick, Jr.	M				M
William J. Lovejoy	M		M
Kimberly J. McWaters	M			C
Yoshimi Namba	M
Lucio A. Noto	M				M
Roger S. Penske	C				C
Richard J. Peters	M
Sandra E. Pierce	M		M	M
Ronald G. Steinhart	M	F
H. Brian Thompson	M		C	M	M
No. of Meetings 2013	7	7	5	2	0
C
Chair
F
Financial expert
M
Member

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the tab "Corporate Governance." The principal responsibilities of each committee are described below. Collectively, our directors attended over 97% of our board and committee meetings in 2013, and each director attended at least 85% of their meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2013.

Committee Member Qualifications.    Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are "independent" and "financially literate" under New York Stock Exchange rules and applicable law, and each is an "audit committee financial expert," as that term is defined in Securities and Exchange Commission rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

•
financial statements, financial reporting and financial controls
•
internal audit function
•
engagement and evaluation of the independent auditing firms
•
significant business risks or exposures and the steps taken to assess, monitor and mitigate these risks or exposures

The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:

•
executive officers' compensation
•
compensation and benefits of other employees
•
administration of our equity incentive plans
•
recommendations to the Board of Directors with respect to director compensation
•
management progression and succession plans

The Nominating and Corporate Governance Committee:

•
identifies prospective candidates for our Board of Directors
•
recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•
recommends to the Board of Directors corporate governance principles
•
annually reviews our corporate governance policies
•
oversees the Board self-evaluation
•
oversees our compliance with legal and regulatory requirements

Executive Committee.    Our Executive Committee's primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.

Board Structure and Lead Director.     Roger S. Penske is the Chairman of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske's significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world's leading companies. In light of the combination of these positions, one of our governance principles is to have an independent "Lead Director." Our Lead Director is responsible for:

•
coordinating and leading the activities of the outside directors
•
establishing the agenda for executive sessions of the outside directors
•
presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•
facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary's office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Director Independence.     A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Pierce and Messrs. Barr, Eisenson, Lovejoy, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company and affiliates of the director, including those described under "Related Party Transactions" and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates' securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, and any direct or indirect investments in affiliates of Charlesbank Capital Partners, an affiliate of Michael Eisenson, or Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

  1.
  The director is employed by us, or an immediate family member is one of our executive officers.*
  2.
  The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*
  3.
  The director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms.
  4.
  An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
  5.
  The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.
  6.
  The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization's total annual charitable receipts during its last completed fiscal year.

  *
  Employment as an Interim Chairman, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent following that employment.

Risk Management.     We have designed and implemented processes to manage risk in our operations. The Board of Director's role in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee

•
principally responsible for implementing the Board's risk management oversight role
•
reviews management's assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•
monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk

Nominating and Corporate Governance Committee

•
oversees compliance with legal and regulatory requirements

•
reviews risks relating to our governance structure

Compensation and Management Development Committee

•
reviews risks inherent in our compensation policies
•
reviews the Company's succession planning

Full Board of Directors

•
reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•
receives reports on all significant committee activities at each regular meeting
•
reviews the risks inherent in any significant Company transactions

Securities Trading Policy/Anti-Hedging.     Our securities trading policy applies to all of our directors and officers and restricts trading in our securities while in possession of material nonpublic information. The policy prohibits our directors and officers from engaging in hedging, short sales and other speculative trading techniques in our securities without the approval of our General Counsel. No such approvals were requested in 2013.

Stock Ownership Guidelines/Pledging.     Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.

Controlled Company.     Under the New York Stock Exchange rules, if a company is "controlled" it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a "controlled company" because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under "Related Party Transactions." Even though we are a "controlled company," we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates.     When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee's evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

•
sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer's business
•
whether such individual can read and understand basic financial statements
•
a list of board memberships and other affiliations of the nominee
•
a written consent of the individual to stand for election and serve if elected by the stockholders
•
a statement of any relationships between the person recommended and the person submitting the recommendation
•
a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier
•
proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year

Recommendations received by November 10, 2014, will be considered for nomination at the 2015 annual meeting of stockholders.

Recommendations received after November 10, 2014 will be considered for nomination at the 2016 annual meeting of stockholders.

Location of Corporate Governance Documents.     Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the tab "Corporate Governance." We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.

Section 16(a) Beneficial Ownership Reporting Compliance.     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our stock to file reports of ownership with the SEC. Our employees prepare these reports using information obtained from them and our records. We believe all Section 16(a) reports were timely filed in 2013.

Compensation Committee Interlocks and Insider Participation.     One of our directors, Lucio A. Noto was previously a member of our compensation committee in 2013. An entity (the "Investor") controlled by Mr. Noto, owns a 16.4% interest in one of our subsidiaries, UAG Connecticut I, LLC ("UAG Connecticut I"), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, and "tag-along rights" in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor paid $378,000 to us in 2013 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid $1.4 million during 2013. In November 2013, a separate entity controlled by Mr. Noto (the "Additional Investor") paid approximately $3.7 million for a 20% interest in our subsidiary that owns Mercedes-Benz of Greenwich. From time to time, we provide Mercedes-Benz of Greenwich with working capital and other debt financing and expect to make periodic pro rata distributions from Mercedes-Benz of Greenwich to the Additional Investor. We have entered into an operating agreement that provides rights and obligations similar to those described above with respect to UAG Connecticut I.

Stockholder Nominations and Proposals for 2015.     We must receive any proposals submitted pursuant to Rule 14(a)-8 of the SEC proxy rules intended to be presented to stockholders at our 2015 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 10, 2014. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2015 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 2, 2015.

Proposal 2 — Ratification of the Selection of our Independent Auditors

Our Audit Committee has selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as "Deloitte") as our principal independent auditing firm for 2014. In performing its services for 2014, we anticipate Deloitte will not audit our subsidiaries which own the majority of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the report of the independent auditor of those operations, KPMG Audit Plc ("KPMG"). We refer to Deloitte and KPMG collectively as our independent auditing firms.

We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditors is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2014 audit.

Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firms, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under "Our Corporate Governance." The Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2013 annual report. The Audit Committee discussed with our independent auditing firms those matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB"), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firms' independence and received the letters and written disclosures from the independent auditing firms required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2013 annual report on Form 10-K as filed with the SEC on March 3, 2014.

The Audit Committee of the Board of Directors
Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT AUDITING FIRMS

We paid the independent auditing firms the fees described below in 2013 and 2012, all of which services were approved by our Audit Committee:

Audit Services:

•
audits of our consolidated financial statements
•
audits of management's assessment of internal control over financial reporting
•
reviews of quarterly financial statements
•
other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

•
services in connection with our communications with the Securities & Exchange Commission and registration statements
•
acquisition due diligence
•
audits of benefit plans
•
accounting research and consultation

Tax Fees:

•
services rendered by the independent auditing firms in connection with tax compliance, planning and advice.

All Other Fees:

•
primarily related to software charges.

	Deloitte		KPMG
	2013	2012	2013	2012

Audit Fees	$1,250,000	$1,245,000	$979,400	$762,800
Audit Related Fees	81,500	126,250	36,000	102,000
Tax Fees
Tax Compliance	50,000	32,000	—	—
Other Tax Fees	470,750	97,032	—	209,600
		129,032	—	209,600

All Other Fees	—	—	9,600	—

Total Fees	$1,852,250	$1,500,282	$1,025,000	$1,074,400

The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy.    The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chairman of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

Proposal 3 — Advisory Vote on Executive Compensation

Last year, our stockholders approved the compensation of our named executive officers as described under "Compensation Discussion and Analysis" and "Executive Compensation" with over 98% of the votes cast by our stockholders voting in favor. We are again seeking a non-binding advisory vote on our executive compensation and there have not been any significant changes to the elements of our executive compensation program in 2013. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee however, the committee will take the outcome of the vote into account when making future executive compensation decisions.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

•
Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders' interests
•
In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•
Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a "clawback" of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

Executive Officers

Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other executive officers are provided below:

David K. Jones, 44, has served as our Executive Vice President and Chief Financial Officer since May 3, 2011. Mr. Jones served as our Vice President and Chief Financial Officer for our international operations from October 2010 to May 2011. He also has served as our Vice President — Financial Compliance and Controls from April 2006 to May 2011. Mr. Jones joined the Company in 2003 as our Director of Financial Reporting. Prior to joining us, Mr. Jones was a Senior Manager at Andersen LLP, an accounting and financial advisory services firm, which he joined in 1991.

Calvin C. Sharp, 62, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation, culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.

Shane M. Spradlin, 44, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

J.D. Carlson, 44, has served as our Senior Vice President and Principal Accounting Officer since May 3, 2011. Mr. Carlson has served as our Corporate Controller since April 2006. Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products. He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Sandra A. Pierce

Compensation Discussion and Analysis

Executive Summary.     Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. As further discussed below:

•
Mr. Penske beneficially owns approximately 32 million shares of our common stock, which significantly aligns his interests with the stockholders' interests
•
In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive long-term restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•
Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a "clawback" of incentive compensation for detrimental conduct to encourage compliance with policies and appropriate behavior
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

In recent years, Mr. Penske has received an annual performance based award payable in shares of restricted stock. For 2013, Mr. Penske was eligible to attain up to 150% of his target performance based award. As detailed below, Mr. Penske achieved 143% of the performance targets listed below, entitling him to approximately $4.6 million in shares of restricted stock granted in February 2014.

In 2013, over 98% of the votes cast by our stockholders approved of our 2012 executive compensation and there have not been any significant changes to the elements of our executive compensation in 2013.

Compensation Philosophy.     Other than with respect to Mr. Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management's goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading "Incentive Equity Awards."

Outside Advisors and Consultants.     Our compensation committee has full access to any of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2013. Notwithstanding management's participation in the executive compensation process, all executive officer compensation determinations are made by the committee, using its independent judgment and analysis.

Role of Executive Officers.     The compensation committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

Addressing Risk.     Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

•
Our compensation recovery policy noted below
•
Our committee's negative discretion to reduce any performance based award
•
Approximately 70% of the equity compensation we issue vests in the third and fourth years
•
Rigorous internal and external audits of our dealership and consolidated results
•
Our commitment to full compliance with our code of conduct
•
Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under "Our Corporate Governance" beginning on page 9.

Compensation Recovery Policy.     We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy.     We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards except those discussed below shall be the date of the approval by the committee. As part of that policy, the compensation committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 31,500 shares under that authority in 2013, which awards were ratified by the committee.

Stock Ownership Guidelines.     Our stock ownership guidelines are designed to align our management and Board members' interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.

Executive Officer Level	Multiple of Base Salary

CEO	8x
President	4x
Executive Vice Presidents	2x
Principal Accounting Officer	1x

Non-employee board members are required to own common stock equal to five times our annual retainer (currently, $40,000 × 5= $200,000). Directors and officers have until the later of five years from adoption of the policy or appointment, to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chairman and Lead Independent Director. These guidelines exclude any shares that are pledged by any of our directors and officers.

Determination of Amounts.     The compensation committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our annual performance awards to our Chef Executive Officer and President (discussed below), our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view to maintaining external compensation competitiveness. We benchmark competitiveness against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group 1 Automotive, Lithia Motors and Sonic Automotive). While we benchmark our compensation against our industry peers, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer's circumstances and challenges are unique to the individual and we base our compensation accordingly.

Deductibility of Executive Compensation.     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of some types of compensation paid to certain of the named executive officers of a public company, unless the remuneration is treated as performance-based. We have designed our 2012 Equity Incentive Plan, and our Management Incentive Plan to facilitate the payment of performance-based compensation meeting these tax deductibility rules. For any of these awards, the compensation committee reserves discretion to reduce (but not increase) the payout under the award.

Our Compensation Program.    Our compensation program primarily consists of four elements:

•
Base salary
•
Annual discretionary cash bonus payments
•
Restricted stock awards
•
Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary.     The salaries of our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee's responsibilities. The evaluation of the individual's performance is based upon the committee's subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under "Determination of Amounts."

The committee also considers our Company-wide performance and general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the award detailed below under "2013 Compensation." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments.     Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the restricted stock grants resulting from their performance based awards described below under "2013 Compensation" and "President Compensation." We pay annual bonuses to our other executive officers to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•
Company-wide performance in the prior year
•
Evaluation of an individual's performance in the prior year
•
Evaluation of the annual performance of an individual's business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those detailed below under "2013 Compensation." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual's performance and the performance of the individual's business unit is based on the committee's perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under "Determination of Amounts."

Incentive Equity Awards.     We issue equity incentive awards under our 2012 Equity Incentive Plan. This plan initially provided up to two million shares for equity awards, including awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, and terminates in 2015. We have granted 830,774 incentive equity awards under this plan since 2012, leaving availability for 1,173,576 awards (giving effect to certain forfeitures).

Each member of senior management is eligible to receive a restricted stock award because we believe these awards effectively align management's goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends. Under certain situations, we have issued restricted stock units to employees, in particular in foreign jurisdictions, which awards otherwise mirror the restricted stock awards.

Restricted stock grants are generally discretionary and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual's performance and Company-wide performance measures detailed below under "2013 Compensation," keeping in mind the overall performance of the automotive retail industry. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2013, the committee approved the grant of approximately

471,472 incentive equity awards to employees (representing approximately 0.5% of our current outstanding equity), including the awards relating to the 2012 management incentive awards for our Chief Executive Officer and President.

Other Compensation.     We may also provide employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan. Our named executive officers and directors are also provided with an automobile allowance or the use of a company vehicle. From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items. We have valued these benefits in the following disclosure tables based on our cost except for situations where the employee or director has used a company owned vehicle, in which case we have used Internal Revenue Service guidelines. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees.

No Employment Agreements and Pre-arranged Severance Compensation.     None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals' knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, certain of our outstanding restricted stock grants provide that in the event of a change of control, the award will vest.

2013 Compensation

Chief Executive Officer Compensation.     Our compensation committee established 2013 performance targets for a performance based award for Mr. Penske in February 2013. The award established a threshold payout of $2.4 million (50% of targets), a target payout of $3.6 million (100% of targets) and a maximum potential payout of $4.8 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. Mr. Penske achieved 143% of the performance metrics noted below, which entitled him to approximately $4.6 million in shares of restricted stock granted in February 2014. Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

The specific 2013 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $440 million (100% attainment). EBITDA below $400 million results in no attainment, EBITDA of $425 million results in 50% attainment, and EBITDA of $460 million yields 200% attainment. EBITDA between these amounts yields pro rata attainment(1)	$485.0 million	20%	40%
• same-store revenue growth of 5% (100% attainment). Growth below 5% results in no attainment, and growth of 10% yields 200% attainment. Growth between 5% and 10% yields pro rata attainment	10.9%	10%	20%
• worldwide year-end credit availability of at least $225 million, excluding funds used for repurchases of outstanding debt or common stock	Achieved	10%	10%
• compliance with the covenants in our credit facilities	Compliant	10%	10%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	Exceeds	10%	10%
• no material weaknesses in our internal controls	None	10%	10%
• common stock price performance exceeds the S&P 500 Index during 2013 (100% attainment) Performance below the S&P 500 results in no attainment, outperformance by 15% yields 150% attainment. Performance between 100 and 115% yields pro rata attainment.	57% vs. 30%	20%	30%
• reduce selling, general and administrative expense as a percentage of gross profit by 100 basis points (100% attainment). Reduction below 100 basis points results in no attainment, and reduction of 150 basis points yields 200% attainment. Reduction between 100 and 150 basis points yields pro rata attainment(1)	114 bps	10%	13%

Total		100%	143%
(1)
This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company's U.S. credit agreement.

In February 2014, the committee established a similar performance based award for Mr. Penske with respect to 2014, with a threshold payout of $2.4 million (50% of target), a target payout of $3.6 million (100% of target) and a maximum potential payout of $4.8 million (150% of target) to be paid in shares of restricted stock to be granted in 2015. The performance objectives for 2014 are as follows:

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $565 million (100% attainment). EBITDA below $485 million results in no attainment, EBITDA of $485 million results in 50% attainment, and EBITDA of $600 million yields 200% attainment. EBITDA between these amounts yields pro rata attainment(1)	20%
• same-store revenue growth of 5% (100% attainment). Growth below 5% results in no attainment, and growth of 10% yields 200% attainment. Growth between 5% and 10% yields pro rata attainment	10%
• maintain quarter-end availability under our U.S. and U.K. credit facilities of at least $250 million, excluding funds used for repurchases of debt or common stock	5%
• compliance with the covenants in our U.S. and U.K. credit facilities	5%
• customer satisfaction scores exceed manufacturer objectives at 85% of our U.S. franchises	10%
• no material weaknesses in our internal controls	10%
• common stock price performance exceeds the S&P 500 Index during 2014 (100% attainment) Performance below the S&P 500 results in no attainment and outperformance by 15% yields 150% attainment. Performance between 100% and 115% yields pro rata attainment.	10%
• reduce selling, general and administrative expense as a percentage of gross profit by 100 basis points (100% attainment). Reduction below 50 basis points results in no attainment, and reduction of 150 basis points yields 150% attainment. Reduction between these amounts yields pro rata attainment(1)	10%
• Return on equity (income from continuing operations divided by the average of beginning and ending stockholders equity) of between 17.8% and 18.5% (100% attainment). Return on equity below 17.8% results in no attainment, and return on equity over 18.5% yields 150% attainment.(1)	20%

Total	100%
(1)
This performance target excludes income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company's U.S. credit agreement, and, for return on equity only, if disclosed in our quarterly earnings press releases.

President Compensation.     In February 2013, the committee established a similar performance based award for Mr. Kurnick with respect to 2013, with a threshold payout of $350,000 (50% of targets), a target payout of $700,000 (100% of targets) and a maximum potential payout of $1.05 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. The performance objectives and component percentages are the same as those set forth above with respect to the 2013 award for Mr. Penske. Mr. Kurnick achieved 143% of the performance metrics noted below, which entitled him to approximately $1.0 million in shares of restricted stock granted in February 2014. Mr. Kurnick did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

In February 2014, the committee established a similar performance based award for Mr. Kurnick with respect to 2014, with a threshold payout of $350,000 (50% of target), a target payout of $700,000 (100% of target) and a maximum potential payout of $1.05 million (150% of targets) to be paid in shares of restricted stock to be granted in 2015. The performance objectives and component percentages are the same as those set forth above with respect to the 2014 award for Mr. Penske.

Mr. Kurnick is also the President of Penske Corporation (our controlling stockholder) and he receives a substantial amount of compensation from Penske Corporation. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick's pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.

Other Executive Officer Compensation.     In June 2013, Mr. Jones's salary was increased from $400,000 to $450,000. In January 2014, Messrs. Sharp and Spradlin's salaries were each increased from $435,000 and $450,000, respectively, to $460,000 and $475,000, respectively. Our compensation committee approved these increases in recognition of the Company's performance in 2013 and based upon its benchmarking against our peer companies. Each of our named executive officers received the stock awards and bonuses set forth in the tables below. In addition, in February 2014, Messrs. Jones, Sharp and Spradlin received 8,125, 3,500, and 7,000 shares of restricted stock, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50% as part of our annual grant under the 2012 Equity Incentive Plan. In 2013, we were reimbursed approximately six percent of Mr. Spradlin's base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin's base salary is shown in the table below.

Executive Compensation

The following table contains information concerning 2013 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the "named executive officers." For a discussion of our methodology in valuing the items set forth under "All Other Compensation," see "CD&A — Other Compensation."

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	2013	$1,200,000	—	$3,600,000	&zwsp; (2)	$305,569	&zwsp; (3)	$5,105,569
Chief Executive Officer	2012	1,200,000	—	3,500,000		209,336		4,909,336
	2011	1,200,000	—	3,150,000		114,933		4,464,933

Robert H. Kurnick, Jr.	2013	700,000	—	700,000	&zwsp; (4)	96,580	&zwsp; (5)	1,496,580
President	2012	700,000	—	600,000		71,576		1,371,576
	2011	700,000	—	540,000		57,115		1,297,115

David K. Jones	2013	427,884	210,000	316,168		62,487	&zwsp; (6)	1,016,539
Executive Vice President & Chief	2012	400,000	180,000	241,100		72,597		893,697
Financial Officer	2011	364,038	125,000	189,240		464,559		1,142,837

Calvin C. Sharp	2013	435,000	115,000	136,338		56,834	&zwsp; (7)	743,172
Executive Vice President — Human	2012	416,827	100,000	108,495		50,280		675,602
Resources	2011	400,000	90,000	68,390		43,000		601,390

Shane M. Spradlin	2013	450,000	210,000	305,420		53,361	&zwsp; (8)	1,018,781
Executive Vice President, General	2012	424,000	180,000	192,880		66,996		863,915
Counsel & Secretary	2011	400,000	160,000	117,240		53,287		730,527
  (1)
  These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2012 Equity Incentive Plan.

  (2)
  In February 2013, Mr. Penske received an equity incentive plan-based award payable upon achievement of 2013 performance targets. The award established a threshold payout of $2.4 million (50% of targets), a target payout of $3.6 million (100% of targets) and a maximum potential payout of $4.8 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. Mr. Penske achieved 143% of the performance metrics relating to this award, which entitled him to approximately $4.6 million in shares of restricted stock granted in February 2014. See the narrative discussion following this table for further discussion of this award.

  (3)
  Consists of $35,000 in matching charitable donations pursuant to our director charitable matching program (see below "Director Compensation — Charitable Donation Matching Program") and $270,569 in dividends on unvested restricted stock awards.

  (4)
  In February 2013, Mr. Kurnick received an equity incentive plan-based award payable upon achievement of 2013 performance targets. The award established a threshold payout of $350,000 (50% of targets), a target payout of $700,000 (100% of targets) and a maximum potential payout of $1.05 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. Mr. Kurnick achieved 143% of the performance metrics relating to this award, which entitled him to approximately $1.0 million in shares of restricted stock granted in February 2014. See the narrative discussion following this table for further discussion of this award.

  (5)
  Represents an automobile allowance, $35,000 in charitable donations pursuant to our director charitable matching program and $41,171 in dividends on unvested restricted stock awards.

  (6)
  Represents an automobile allowance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets, dividends on unvested restricted stock awards, payments for a country club membership (though this membership is used for personal and business purposes) and a tax allowance of $5,276.

  (7)
  Represents $28,411 for an automobile allowance, matching funds under our U.S. 401(k) plan, dividends on unvested restricted stock, payments for a country club membership (though this membership is used for personal and business purposes), company-sponsored life insurance, company-sponsored lunch program and a tax allowance of $7,231.

  (8)
  Represents an automobile allowance, company-sponsored life insurance, matching funds under our U.S. 401(k) plan, company-sponsored lunch program, payments for a country club membership (though this membership is used for personal and business purposes), personal use of sporting event tickets, dividends on unvested restricted stock and a tax allowance of $2,232.

Grants of Plan-Based Awards in 2013

	Estimated Future Payouts under Equity Incentive Plan Awards				All other Awards: Number of Shares	Grant Date Fair Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Stock	Awards ($)

Roger S. Penske	2/26/2013	2,400,000	3,600,000	$4,800,000		$3,600,000
Chief Executive Officer	2/26/2013				119,372	3,500,000

Robert H. Kurnick, Jr.	2/26/2013	350,000	700,000	$1,050,000		700,000
President	2/26/2013				20,464	600,000

David K. Jones	2/26/2013				10,500	307,860
Executive Vice President &	10/22/2013				200	8,308
Chief Financial Officer

Calvin C. Sharp	2/26/2013				4,650	136,338
Executive Vice President — Human Resources

Shane M. Spradlin	2/26/2013				9,000	263,880
Executive Vice President,	10/22/2013				1,000	41,540
General Counsel & Secretary

This table reflects two years of awards for Messrs. Penske and Kurnick: the 2012 awards attained that were paid in the form of restricted stock in 2013, and the awards relating to 2013 that were paid in 2014.

Narrative Discussion of Summary Compensation Table and Plan Based Awards

The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under "CD&A."

Mr. Penske's Performance Based Award.    Our compensation committee established 2013 performance targets for a performance based award for Mr. Penske in February 2013. The award established a threshold payout of $2.4 million (50% of targets), a target payout of $3.6 million (100% of targets) and a maximum potential payout of $4.8 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. Mr. Penske achieved 143% of the performance metrics noted above relating to this award, which entitled him to approximately $4.6 million in shares of restricted stock granted in February 2014, as more fully discussed above in "CD&A — Chief Executive Officer Compensation." Mr. Penske did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Mr. Kurnick's Performance Based Award.    In February 2013, the committee established a similar performance based award for Mr. Kurnick with respect to 2013, with a threshold payout of $350,000 (50%

of targets), a target payout of $700,000 (100% of targets) and a maximum potential payout of $1.05 million (150% of targets) to be paid in shares of restricted stock to be granted in 2014. Mr. Kurnick achieved 143% of the performance metrics noted above relating to this award, which entitled him to approximately $1.0 million in shares of restricted stock granted in February 2014, as more fully discussed above in "CD&A — President Compensation." Mr. Kurnick did not receive an annual cash bonus because he received this restricted stock grant in lieu of a cash bonus.

Other Restricted Stock Awards.    The equity awards granted in February 2013 to Messrs. Jones, Sharp and Spradlin were awarded as part of an annual grant of restricted stock pursuant to the terms of the 2012 Equity Incentive Plan. The October 2013 awards to Messrs. Jones and Spradlin were in recognition of achievement by those officers in connection with an acquisition project in 2013. These awards each vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the "CD&A — Incentive Equity Awards."

Outstanding Equity Awards at 2013 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1)

Roger S. Penske	531,740	&zwsp; (2)	$25,076,858
Chief Executive Officer
Robert H. Kurnick, Jr.	88,733	(3)	4,184,648
President
David K. Jones	26,500	&zwsp; (4)	1,249,740
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	12,425	(5)	585,963
Executive Vice President — Human Resources
Shane M. Spradlin	23,250	&zwsp; (6)	1,096,470
Executive Vice President, General Counsel & Secretary

  (1)
  Market value is based upon the closing price of our common stock on December 31, 2013 ($47.16).
  (2)
  These restricted shares vest as follows:

June 1, 2014 – 159,786	June 1, 2017 – 80,738
June 1, 2015 – 133,596	June 1, 2018 – 52,630
June 1, 2016 – 104,990
(3)
These restricted shares vest as follows:

June 1, 2014 – 20,625	June 1, 2017 – 14,780
June 1, 2015 – 23,255	June 1, 2018 – 11,370
June 1, 2016 – 18,703
(4)
These restricted shares vest as follows:

June 1, 2014 – 5,905	June 1, 2016 – 7,140
June 1, 2015 – 8,105	June 1, 2017 – 5,350
(5)
These restricted shares vest as follows:

June 1, 2014 – 3,572	June 1, 2016 – 3,180
June 1, 2015 – 3,348	June 1, 2017 – 2,325
(6)
The restricted shares vest as follows:

June 1, 2014 – 6,150	June 1, 2016 – 6,000
June 1, 2015 – 6,100	June 1, 2017 – 5,000

Option Exercises and Stock Vested During 2013

	Stock Awards
Name	Number of Shares acquired on Vesting (#)	Value Realized On Vesting ($)

Roger S. Penske	78,838	2,531,488
Chief Executive Officer
Robert H. Kurnick, Jr.	10,759	345,471
President
David K. Jones	5,750	184,633
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	4,304	138,201
Executive Vice President – Human Resources
Shane M. Spradlin	7,759	249,141
Executive Vice President, General Counsel & Secretary

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit or non-qualified deferred compensation plans.

"Golden Parachutes" or Termination/Change in Control Payments

None of our executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, certain of our outstanding restricted stock grants provide that in the event of a change of control the award will vest. Based on a closing stock price of $43.29 on March 1, 2014, the following number of shares would vest assuming a change of control occurred on that date: Roger Penske 224,631 shares ($9,724,276), Robert Kurnick 43,203 shares ($1,870,258) David Jones 18,825 shares ($814,934), Calvin Sharp 8,150 shares ($352,814), Shane Spradlin 17,000 shares ($735,930).

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our employees are eligible for director compensation.

Annual Fee and Stock Award.     Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Committee chairpersons receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the fourth quarter of the year of service). Our non-employee directors also receive an annual grant of 4,000 shares of stock.

Option to Defer Receipt until Termination of Board Service.     Under our Non-Employee

Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director's account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director's account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.     All directors are eligible to participate in a charitable matching gift program. Under this program, in 2013 we matched up to $35,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us. For 2014, our Board has increased the amount available for matching to $50,000.

Other Amounts.     As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors' work is done outside of formal meetings, we do not pay meeting fees.

2013 Director Compensation Table

Our directors who are also our employees (Messrs. Kurnick, Namba and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation		Total

John D. Barr	$45,000	$178,760	$92,049	&zwsp; (3)	$315,809
Michael R. Eisenson	50,000	178,760	55,445	(4)	284,205
William J. Lovejoy	40,000	178,760	57,197	&zwsp; (5)	275,957
Kimberly J. McWaters	45,000	178,760	58,807	(6)	282,567
Lucio A. Noto	40,000	178,760	64,352	&zwsp; (7)	283,112
Richard J. Peters	40,000	178,760	54,345	(8)	273,105
Sandra A. Pierce	40,000	178,760	53,652	&zwsp; (9)	272,412
Ronald G. Steinhart	45,000	178,760	53,352	(10)	277,112
H. Brian Thompson	45,000	178,760	88,203	&zwsp; (11)	311,963
(1)
Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash retainer for 2013. Mr. Thompson elected to receive 50% of his retainer in equity in 2013.

(2)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2012 Equity Incentive Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)
"All Other Compensation" includes $57,049 of the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations. Mr. Barr had 25,080 deferred stock units outstanding at December 31, 2013.

(4)
"All Other Compensation" reflects the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations.

(5)
"All Other Compensation" reflects the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations. Mr. Lovejoy had 49,761 deferred stock units outstanding at December 31, 2013.

(6)
"All Other Compensation" reflects the use of a Company vehicle and related insurance, spousal travel and $34,000 in matching of charitable donations. Ms. McWaters had 12,386 deferred stock units outstanding at December 31, 2013.

(7)
"All Other Compensation" reflects $29,352 of the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations. Mr. Noto had 29,119 deferred stock units outstanding at December 31, 2013.

(8)
"All Other Compensation" reflects the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations.

(9)
"All Other Compensation" reflects the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations.

(10)
"All Other Compensation" reflects the use of a Company vehicle and related insurance and $35,000 in matching of charitable donations.

(11)
"All Other Compensation" reflects $52,307 for use of a Company vehicle and related insurance, spousal travel and $35,000 in matching of charitable donations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 7, 2014 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

"Beneficial ownership" is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 90,552,058 shares of our common stock outstanding on March 7, 2014. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)	Percent

Principal Stockholders
Penske Corporation(3)	30,763,812	30,763,812	34.0%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	17.2%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan

Current Directors and Nominees
John D. Barr	42,184	17,000	*
Michael R. Eisenson	76,563	76,563	*
Robert H. Kurnick, Jr.(5)	103,299	103,299	*
William J. Lovejoy	65,968	16,000	*
Kimberly J. McWaters	31,362	18,924	*
Yoshimi Namba	0	0	*
Lucio A. Noto	73,919	44,674	*
Greg Penske(6)	25,420	25,420	*
Roger S. Penske(7)	31,846,056	31,846,056	35.2%
Richard J. Peters(8)	66,760	66,760	*
Sandra A. Pierce	4,000	4,000	*
Ronald G. Steinhart	46,000	46,000	*
H. Brian Thompson	71,155	71,155	*

Officers Who Are Not Directors
David K. Jones(9)	35,950	35,950	*
Calvin C. Sharp(10)	32,551	32,551	*
Shane M. Spradlin(11)	49,381	49,381	*
All directors and named executive officers as a group (15 persons)(12)	32,494,422	32,377,593	35.8%
*
Less than 1%

(1)
Economic Ownership is defined as "Beneficial Ownership" (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

(2)
Pursuant to the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

(3)
Penske Corporation is the beneficial owner of 30,426,594 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 337,218 shares under voting agreements. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 46,323,029 shares or 51.2%.

(4)
Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)
Includes 88,733 shares of restricted stock.

(6)
Mr. Penske has shared voting power with respect to 25,380 of these shares.

(7)
Includes the 30,763,812 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,405,273 shares or 52.4%. These figures include 531,740 shares of restricted stock.

(8)
Mr. Peters has shared voting power with respect to 50,000 of these shares. Mr. Peters is not standing for reelection.

(9)
Includes 34,625 shares of restricted stock

(10)
Includes 15,925 shares of restricted stock.

(11)
Includes 30,250 shares of restricted stock.

(12)
Includes 701,273 shares of restricted stock.

Related Party Transactions

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year's transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Stockholders Agreement and Stock Purchase Agreement.     Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, "Mitsui"), Penske Corporation and

Penske Automotive Holdings Corp. (collectively the "Penske companies").

Pursuant to the stockholders agreement, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to "tag along" by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates in 2024, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements.     Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests.     Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, a Penske affiliated organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. In 2013, we were reimbursed approximately six percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resources Partners.

Penske Truck Leasing.     We own a 9% interest in Penske Truck Leasing Co., L.P. ("PTL"), a leading provider of transportation services and supply chain management. PTL operates and maintains approximately 205,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental used truck sales, transportation and warehousing management and supply chain management. PTL is owned 41.1% by Penske Corporation, 9.0% by us and the remaining 49.9% of PTL is owned by General Electric Capital Corporation ("GECC").

Historically GECC provided PTL with a majority of its financing and in 2012 PTL refinanced all of its GECC indebtedness. As part of that refinancing, we and the other PTL partners created a new company ("Holdings"), which, together with GECC, co-issued $700.0 million of 3.8% senior unsecured notes due 2019 (the "Holdings Bonds"). GECC agreed to be a co-obligor of the Holdings Bonds in order to achieve lower interest rates. Additional capital contributions from the members may be required to fund interest and principal payments on the Holdings Bonds. We have agreed to indemnify GECC for 9.0% of any principal or interest that GECC is required to pay as co-obligor, and pay GECC an annual fee of approximately $950,000 for acting as co-obligor. The maximum amount of our potential obligations to GECC under this agreement are 9.0% of the required principal repayment due in 2019 (which is expected to be $63.1 million) and 9.0% of interest payments under the Holdings Bonds, plus fees and default interest, if any.

As part of the refinancing transactions, we entered into a limited liability company agreement of Holdings which extends through 2023. We have governance rights in Holdings typical of a minority investor and, in light of our indemnification requirements related to the Holdings Bonds noted above, we have the right to approve certain additional debt obligations before incurrence by Holdings to the extent such incurrence would affect our indemnification requirements, any change in Holdings' business activities and changes to the maturity, interest rate and principal amount of the Holdings Bonds. The agreement contains restrictions on our ability to transfer our interests similar to those in the existing and revised PTL partnership agreement discussed below.

The PTL partnership agreement provides us with specified distribution and governance rights and restricts our ability to transfer our interests. As a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL's Advisory Committee and a right to pro rata quarterly distributions equal to 50% of its consolidated net income. Further, we may only transfer our interests with the unanimous consent of the other partners or if we and Penske Corporation provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and Penske Corporation have also agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we shall be entitled to "tag-along" by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests.

The agreement, extends through 2023, and also allows GECC or Penske Corporation, beginning December 31, 2017, to give notice to require PTL to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice. The party that is not exercising this right may seek to find a third party to purchase all of the partnership interests from the exercising party or to propose another alternative to such equity offers. In connection with the right to cause PTL to conduct an initial public offering, the PTL partners have agreed to customary demand and piggyback registration rights.

In 2013, we received $11.2 million from PTL in pro rata cash distributions and license payments. During 2013, we were also party to an agreement expiring in 2047 (assuming exercise of all optional extension periods) pursuant to which PTL subleases a portion of a dealership location in New Jersey for $60,000 per year plus its pro rata share of certain property expenses. Aggregate payments are expected to be $2.0 million over the term of the remaining sublease, including all optional extension periods, but not including any potential increases in rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation.

Other Transactions.    From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Aviation, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider's cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $6.3 million paid by us, excluding the payments to AGR discussed below.

In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., the son of our Chairman and Chief Executive Officer, purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $6.9 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $2.9 million over the remaining period).

We and Penske Corporation and certain of its affiliates have entered into a joint insurance agreement which provides that, with respect to any joint insurance policies (such as our commercial crime insurance policies), any available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid.

We have entered into a license agreement with an affiliate of Penske Corporation for a license of the "Penske Automotive" name. This agreement provides us with a perpetual license of the name "Penske Automotive" and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement.

From time to time, we enter into arrangements with Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale. In addition, we have a preferred arrangement with Shell Oil whereby we purchase targeted amounts of lubricants, fuel and other products on competitive terms to the Company.

In 2012, we acquired a 70% interest in a group of BMW/MINI franchises in Northern Italy. In February, 2013, we sold 50% of our joint venture interest to Mitsui & Co. The purchase price was approximately $8.4 million which reflected our acquisition costs and subsequent profits/losses of those franchises since acquisition. We entered into a joint venture agreement with Mitsui that required us and Mitsui to agree to all significant actions by that joint venture, and allowed the transfer of membership interests only after complying with standard tag-along and right of first refusal provisions. In September 2013, we purchased the joint venture interest back from Mitsui & Co. The purchase price was approximately $9.4 million which reflected the same purchase price calculation of acquisition costs and subsequent profits/losses of those franchises since acquisition. The joint venture agreement discussed above was terminated.

In 2013, we had continuing investments in three companies controlled by Transportation Resource Partners ("TRP"), an organization discussed above: a mobile vehicle washing company, an auctioneer of powersport vehicles and a provider of outsourced vehicle management solutions ("QEK"). In November 2013, TRP sold its interest in QEK to third party investors. In connection with that recapitalization transaction, we invested an additional $2.0 million in QEK, bringing our total ownership to 31%. Penske Corporation and Penske Truck Leasing also invested an additional $1.0 million and $2.0 million, respectively on the same financial terms as our investment, bringing their respective total ownership levels to 15% and 17%. We and the other investors entered into a stockholders agreement relating to this investment which, among other things, provides us with specified management rights and rights to purchase additional shares, and restricts our ability to transfer shares. We also entered into a management agreement which provides that we and other investors are to be provided ongoing pro rata management fees. In 2013, we incurred $295,000 of compensation expense for the chief executive officer of QEK, who also provides consulting services to us.

In June 2013, we acquired a 27% interest in Around-The Clock Freightliner ("ATC"), a retailer of Daimler branded medium, heavy and light-duty trucks in Texas and Oklahoma for $15.9 million. TRP simultaneously acquired a controlling interest in this company on the same financial terms as our investment. We and several other investors, including TRP entered into a limited liability company agreement relating to this investment which, among other things, provides us with specified management rights, including the right to appoint one of seven directors, and rights to purchase additional shares, and restricts our ability to transfer shares. We guaranteed $1.5 million of ATC's indebtedness (along with the other investors) and are also entitled to a management fee with respect to our ongoing advisory services provided to ATC.

In 2013, we purchased $560,000 in vehicle window solar film for sale at our dealerships from Commonwealth Laminating & Coating, Inc., d/b/a SunTek, a company controlled by Transportation Resource Partners. In 2013, we purchased $700,000 in vehicle transportation services from United Road Services, a national auto transport company ("URS"). URS is indirectly majority owned by Charlesbank Capital Partners, an affiliate of Michael Eisenson, one of our directors. Transportation Resource Partners and Roger Penske collectively own approximately 8% of URS.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market value. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute ("UTI"), a provider of technical education, whose Chief Executive Officer is one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers. In 2013, Mr. Namba, one of our board members, received $335,000 in total compensation relating to his service as Senior Vice President — International Business Development, including a tax allowance of $12,800 relating to $21,600 of non-cash compensation. Mr. Namba is also an employee of Mitsui & Co., Ltd. (Japan). To the extent Mr. Namba's salary exceeds or is less than an amount set annually by Mitsui, he makes or receives payments to/from Mitsui intended to mitigate the effect of exchange rate changes.

An entity (the "Investor") controlled by one of our directors, Lucio A. Noto, owns a 16.4% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as "tag-along rights" in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. The Investor also paid $378,000 to us in 2013 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I. In addition, UAG Connecticut I makes periodic pro rata distributions, pursuant to which the Investor was paid $1.4 million during 2013. In November 2013, a separate entity controlled by Mr. Noto (the "Additional Investor"), paid approximately $3.7 million for a 20% interest in our subsidiary that owns Mercedes-Benz of Greenwich. From time to time, we provide Mercedes-Benz of Greenwich with working capital and other debt financing and expect to make periodic pro rata distributions from Mercedes-Benz of Greenwich to the Investor. We have entered into an operating agreement that provides rights and obligations similar as those described above with respect to UAG Connecticut I.

Information about Attending the Meeting

PAG 2014 Annual Meeting of Stockholders

8:00 a.m. Eastern Daylight Time, May 2, 2014
Penske Automotive Group
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Voting in Person at the Meeting

We encourage you to submit proxies in advance by telephone, by Internet or by mail. You may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for you at the meeting. If your PAG shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Admission

You will be asked to verify proof of ownership of PAG stock before being admitted to our annual meeting. If you hold shares indirectly through a bank or brokerage firm, please bring a recent statement to verify your ownership. We reserve the right to deny admission to anyone who cannot verify he or she is one of our stockholders. Cameras and recording devices will not be permitted.

Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2013 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 10, 2014

Form of Proxy Card — Penske Automotive Group, Inc.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 2, 2014 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right ☐ if you plan to attend the Annual Meeting

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by1:00 a.m., Central Time, on May 2, 2014.

Vote by Internet

•                  Go to www.envisionreports.com/pag

•                  Or scan the QR code with your smartphone

•                  Follow the steps outlined on the secured website

Vote by telephone

•                  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•                  Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.   ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Directors:

	For	Withhold
01 — John D. Barr	☐	☐
02 — Michael R. Eisenson	☐	☐
03 — Robert H. Kurnick, Jr.	☐	☐
04 — William J. Lovejoy	☐	☐
05 — Kimberly J. McWaters	☐	☐
06 — Yoshimi Namba	☐	☐
07 — Lucio A. Noto	☐	☐
08 — Roger S. Penske	☐	☐
09 — Greg Penske	☐	☐
10 — Sandra E. Pierce	☐	☐
11 — Ronald G. Steinhart	☐	☐
12 — H. Brian Thompson	☐	☐

		For	Against	Abstain
2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditing firm for the year ending December 31, 2014.	☐	☐	☐

3.	Approval, by non-binding vote, of executive compensation.	☐	☐	☐

4.	Transaction of such other business as may properly come before the annual meeting and any postponement or adjournment thereof.	☐	☐	☐

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD.